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EXPLANATORY NOTE
Attached hereto are: (i) a transcript of a conference call and webcast conducted by Paul Read, Chief Financial Officer of Flextronics International Ltd. (the “Company”) on July 1, 2009, regarding the Company’s proposed option exchange program and (ii) the slide presentation on the proposed option exchange program that was used during the conference call and webcast.

Final Transcript
Conference Call Transcript
FLEX — Flextronics Announces Conference Call to Discuss Proposed Option Exchange Program
Event Date/Time: Jul. 01. 2009 / 9:00AM ET
CORPORATE PARTICIPANTS
Warren Ligan
Flextronics — SVP, Treasury & IR
Paul Read
Flextronics — CFO
Tom Ezrin
Flextronics — VP, Compensation & Benefits
CONFERENCE CALL PARTICIPANTS
Alex Blanton
Ingalls & Snyder — Analyst
Sherri Scribner
Deutsche Bank — Analyst
PRESENTATION
Operator
Good morning and welcome to the Flextronics International proposed option exchange program conference call. Please be advised that today’s call is being recorded, and all lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-answer session regarding the option exchange program only. At this time, for opening remarks, I would like to turn the call over to Mr. Warren Ligan, Flextronics’ Senior Vice President, Investor Relations and Treasury. Sir, you may begin.

Warren Ligan — Flextronics — SVP, Treasury & IR
Thank you, operator, and welcome to today’s conference call to discuss the Flextronics option exchange program, for which we are seeking shareholder approval at the extraordinary general meeting to be held on July 13, 2009. The call today will last approximately 45 minutes.
Joining us on the call today will be Paul Read, Chief Financial Officer; and Tom Ezrin, Vice President, Compensation and Benefits. Paul will explain our proposed option exchange program and conclude with a question and answer session. A copy of the presentation may be found on our website under the investor relations section.
Today’s call will concentrate on the option exchange program with brief comments on our recently concluded partial tender and consent solicitation for our senior subordinated notes. Since we’re currently in our quiet period with our fiscal Q1 coming to a close, we will not be discussing the quarter or discussing any business or financial forecasts. Therefore, please confine your questions to the material we are presenting. I will now turn the call over to Paul.

Paul Read — Flextronics — CFO
Thanks, Ron, and good morning, everybody. I’ll take you through the slides that you have already received or are currently posted. I’m on slide two, which is proposed exchange program, the features of the program. We’ve put great consideration into the design of this program and follow the ISS guidelines very closely. So this is an option for option exchange program. It’s not an option repricing program. The participation is

Final Transcript
eligible for the rank-and-file employees of Flextronics and will not include the board members, the CEO, CFO and other section 16 officers, which in total there are eight, including the CEO and CFO.
There are certain employees in some international locations that will be excluded. There’s about a dozen locations that have very few options and few participants, but it’s extremely difficult to actually change programs that are already in place, the tax legislation and filing requirements. So we’re going to skip those.
We also have a floor on this program for all the employees, that anything priced below $10 will not get exchanged. And the reason for that is, we are very conscious of the ISS guideline of the 52-week high. And we believe, if this is voted positively by the shareholders at July 14, when this is launched, that the two-week high is approximately $8.89, and therefore we achieve the 52-week high guideline by excluding anything below $10.
It’s a value-neutral exchange program, which is also a consideration of the guidelines. Also, by having the exchange ratios, which we have in two brackets, we have between $10 and $11.99 at 1.6-to-1, and anything above $12 at 2.5-to-1.
Effectively, during this program we will return to approximately 17 — 30 million shares into the pool and approximately 17 million options issued out, which effectively nets to 12.9 million shares, which will reduce the overhang from 9.9% to 8.3%.
In addition, we will cancel 5 million shares from the previous plan to further reduce the overhang. The vesting period for any option would be a minimum of two years, and because we do have some, obviously, some options that are currently fully vested but out of the money, and therefore they will get a minimum of a two-year vesting period, and will achieve the normal four-year vesting period on new options, and they will have a contractual term of seven years.
So those are the main features of this program. If I skip to the next slide and talk about the rationale for doing this, obviously, the EMS industry has been hit significantly by the economic downturn. As a result, 100% of the options granted prior to December 2008 are underwater. These underwater options obviously have some cost with no corresponding value or benefit.
Therefore, we are seeking to take the opportunity here to enhance the option program for the employees. We have implemented some very aggressive cost reduction programs across the Company. We’ve had substantial headcount reductions and so, of course, we have a lot less people doing a lot more work these days. And we have frozen salaries and reduced benefits, and so we have done all the things that we can, and we believe adding in this option exchange program is going to be beneficial for the employees and the shareholders.
Despite the reduced incentives, it is really critical to retain the talent at Flextronics and motivate the employees and we believe this is one way of doing that. In addition, the option exchange programs will, of course, reduce the overhang, as I’ve discussed, and minimize the compensation expense that’s currently a cost in our P&L and help to motivate our employees.
[Now] to slide four, program design is very much considered with the ISS and respective guidelines, as I’ve just discussed. So we have eliminated the board of directors and named executive officers from the program. We have also taken into account the exchange ratios and the contractual terms of the options, and the vesting periods and the rationale, as I’ve just described.
The 52-week high was an important thing for us to consider, and that’s why we’ve set the $10 price floor. So, although one criteria that the ISS will manage — measure Flextronics by is that, since we are a Singapore registered company, they will use criteria for Asian companies, which means that we will not meet the 5% dilution or overhang threshold. And we have not met this in the past at any time, and ISS have always voted against. But we have been successful with our shareholder base voting positively for all of these recommendations in the past. That’s just something to point out. That’s something that’s not unusual, but apart from that aspect of this program, every other element meets the guidelines as set out by ISS.
Moving on to the next slide, slide five, I think it’s important to highlight here and give an update since we filed on June 30 with the SEC. The program is a value-neutral program. And when we first issued this, Glass Lewis came out with their position voting against the plan. We’ve since had discussions with them about this aspect of value neutral, and as a result they have revised their earlier position and are now voting for the plan. We’ve provided them with some additional detail with regards to the outstanding options, pricing, timing, and they were very comfortable revising their program. And we filed the Form 14 yesterday. We are just giving you some more details, which is the details that we gave Glass Lewis.

Final Transcript
It’s also important to note that this option exchange program will replace the annual focal grant for the employees in this option exchange program. We historically grant approximately 12 or 13 million options every year, for this rank-and-file program, which represents currently, roughly around $27 million in compensation expense. This essentially will be replaced by this option exchange program. So, instead of issuing 13 million options, we’ll essentially recapture 13 million options. So there’s a swing of 26 million options as a result of doing this option exchange program and $27 million of compensation expense that will not need to be expensed through the P&L going forward, should the option exchange program be successful.
While risk metrics, as I discussed, have voted negatively against the program, we believe that they would have voted positively, should we have been evaluated as a US-based company. Our investor base is predominantly in the US, we are listed on the NASDAQ, and our overhang essentially is in the — below the 50th percentile in our peer base. So we do manage that very tightly, but nevertheless this element — we do actually fail the criteria on this element.
In the appendix there is further information with regards to the equity overhang, and you can see how we do rank below the 50th percentile of our peer companies. Also in the appendix you can see that we have been tracking a number of peer group companies that have had share option repurchase plans approved; recently, eBay, Google, Intel, Motorola AMD, Fairchild, etc. And we have followed program guidelines, and we believe we have a program that’s right down the middle of all of these in terms of the guidelines and believe it’s obviously very — it’s a shareholder-friendly program as well as an employee-friendly program.
So we think it’s a very well-balanced program, and will certainly avoid us having to do focal review grant, should it be successful.
I think the other thing to remember is that back in September of last year we actually did the share repurchase of approximately 30 million shares, and we have just completed a successful tender offer consent for the senior sub notes that we have which concluded last light, which was substantially oversubscribed. And this will effectively also list the restriction within those indentures of any share repurchase going forward.
So, with that, I think I would like to turn it over to the operator for any question and answers — session that anybody has.
QUESTION AND ANSWER

Operator
(Operator instructions) (inaudible), Longbow Research.

Unidentified Participant
Sorry if I missed this, but did you give any timing on when the, I guess, measure will be up for approval and when it could be effective?

Paul Read — Flextronics — CFO
The EGM is on July 13, and should we be successful, then we will also have a tender with the employees. So it will be approximately, if it is successful, the employees, mid August.

Unidentified Participant
Just as a follow-up, there’s a lot of moving pieces. Could you give any guidance on where diluted shares will shake out after this, or what the net delta is on diluted shares, I guess, based on a successful approval?

Paul Read — Flextronics — CFO
Well, it will reduce the overhang from 9.9% to 8.3%. So, that’s what you’re looking for, isn’t it?

Final Transcript

Operator
Alex Blanton, Ingalls & Snyder.

Alex Blanton — Ingalls & Snyder — Analyst
Could you repeat that? When will the repricing take place; as of what date?

Paul Read — Flextronics — CFO
Approximately mid-August, Alex.

Alex Blanton — Ingalls & Snyder — Analyst
Mid-August. It will not be until then? So whatever the price is then will be the new price on the options?

Paul Read — Flextronics — CFO
Right.

Alex Blanton — Ingalls & Snyder — Analyst
I was wondering why you find it necessary to have this conference call, which is kind of unusual in terms of — you don’t usually get a conference call on a change in option programs. So are you having a problem getting approval, or what is it?

Paul Read — Flextronics — CFO
No. I think, due to timing, Alex, it’s been difficult to reach everybody. We reach into the organizations, and we are trying to find the appropriate contact, the proxy solicitation, etc., and it has just been a difficult process. We haven’t been able to reach everybody and tried another approach with the conference call, and hopefully reaching a few more people (multiple speakers) and a replay over the web.

Alex Blanton — Ingalls & Snyder — Analyst
I have a question on the recent tender offer for the bonds; you went over this rather briefly. But perhaps you should repeat it, that the tender offer was accompanied by a request to change the terms of the bonds so that you can now repurchase stock, which you haven’t been able to do since November. Is that correct?

Paul Read — Flextronics — CFO
Yes, that’s correct.

Alex Blanton — Ingalls & Snyder — Analyst
And the first request that you made was to have an immediate ability to buy up to $500 million worth of stock; isn’t that correct?

Paul Read — Flextronics — CFO
The original request was a $500 million basket. It was then reduced to 250. (inaudible).

Final Transcript

Alex Blanton — Ingalls & Snyder — Analyst
The basket going forward starts April 1. But in addition to that, you wanted an additional permission to buy up to $500 million. But then you had to revise that downward to $250 million. Is that correct?

Paul Read — Flextronics — CFO
Yes, that’s correct.

Alex Blanton — Ingalls & Snyder — Analyst
Now, the question is this — does the $500 million original request represent your appetite for share repurchase currently? That’s about 15% of the market cap. You initially wanted to buy up to $500 million. That’s the way I read it.

Paul Read — Flextronics — CFO
That was a basket request, Alex. It’s not only for share repurchase; this is for any junior debt repurchase. It could be for an issuance of any other equity instruments.

Alex Blanton — Ingalls & Snyder — Analyst
It applies to more than just share repurchase, is what you are saying?

Paul Read — Flextronics — CFO
Yes, it does. It’s the restricted basket that’s in place (inaudible) indentures, so (multiple speakers).

Alex Blanton — Ingalls & Snyder — Analyst
Well, it covers dividends as well.

Paul Read — Flextronics — CFO
Yes, exactly. So it doesn’t represent our intent. It’s there purely as a basket. There’s a basket builder, like you said, that applies from April 1 that builds with net income over time. And then there’s the $250 million that’s permanently there as a one-time permanent event.

Alex Blanton — Ingalls & Snyder — Analyst
And going forward, you won’t — if you have any other non-cash write-offs, you won’t have to count those; you can add them back, right?

Paul Read — Flextronics — CFO
That’s correct, yes. We have amended it for non-cash as well.

Alex Blanton — Ingalls & Snyder — Analyst
Which is what caused the problem in the first place?

Final Transcript

Paul Read — Flextronics — CFO
Yes, the goodwill write-off, non-cash, was what caused it.

Operator
Sherri Scribner, Deutsche Bank.

Sherri Scribner — Deutsche Bank — Analyst
Paul, I just wanted to clarify — I know you said that the overhang from the shares is going to go down to 8.3%. Is that — I guess I’m a little bit confused. Is that roughly 13 shares that diluted shares changes? Is that the right number, 13 million?

Paul Read — Flextronics — CFO
Yes, then that 12.9 million shares reduces the overhang by 1.6% to 8.3.

Sherri Scribner — Deutsche Bank — Analyst
Okay. So it’s somewhere around 13 million, if this is approved. And then, in terms of the change in the cost of issuing the options, your stock-based comp was somewhere around $60 million in fiscal ‘09. Is that changing by about $27 million? Is that the way to think about that, if this is approved?

Paul Read — Flextronics — CFO
Well, if this is not approved we would have our normal annual focal cycle, and that is going to cost us roughly $27 million in compensation on a go-forward — on a future basis. So what you have today of $60 million annually is in place until that amortizes off. And then, if the focal has to be done, then there’s $27 million goes on top of that. But you’ve got half of the old option expense, and then you will add $27 million on a go-forward basis.

Sherri Scribner — Deutsche Bank — Analyst
If it’s not approved?

Paul Read — Flextronics — CFO
If it’s not approved. If it is approved, then you will have $60 million just tailing off, of course, for this year and no additional $27 million going on top of that, for this rank-and-file group, anyway.

Sherri Scribner — Deutsche Bank — Analyst
Alright, that’s helpful, thank you.

Tom Ezrin — Flextronics — VP, Compensation & Benefits
Just to follow up on that point on overhang, as Paul mentioned, there’s a 1.6% reduction from 9.9 to 8.3, if the program is approved. But just to reiterate the fact, in addition, the fact that we would not be having a focal grant, an annual grant, if the program is approved would have a further overhang reduction impact incremental to the 1.6%.

Final Transcript

Sherri Scribner — Deutsche Bank — Analyst
Okay, thank you.

Paul Read — Flextronics — CFO
And the net effect essentially is a 4% reduction in the overhang. The 33-million-share swing is about a 4% impact on the overhang.

Operator
(Operator instructions).

Warren Ligan — Flextronics — SVP, Treasury & IR
Operator, if there’s no further questions, then we would like to thank everybody for joining this morning. If they have any questions at all regarding this program, please contact the company and we will be happy to answer any questions. All the contact information can be found on our website. Thanks again.

Operator
Thank you. That concludes today’s conference. Thank you for your participation.

Design. Build. Ship. Service. Design. Build. Ship. Service. Option Exchange Program - Investor Presentation Shareholder Meeting Date: Monday, July 13, 2009

Proposed Flextronics Exchange Program

	Design Feature	Proposed Program
1	Type of Program	Option for option exchange
2	Participation	All option holders eligible, <u>except</u>: • Board members, CEO, CFO and all other Section 16 officers • Employees in certain international locations • Employees with options priced below $10
3	Price Floor	$10 or 52-week high, whichever is greater
4	Value-Neutral	Aggregate value of tendered underwater options is approximately equivalent to value of newly issued options
5	Exchange Ratios	Program would have two price buckets with the following value-neutral exchange ratios (based on share price of ~$4.23): • Options with prices between $10.00 and $11.99 = 1.6:1 exchange ratio • Options with prices at $12 or above = 2.5:1 exchange ratio
6	Shares Returned to Pool	All of the shares recaptured as part of the exchange program would be returned to the pool and be available for future grant • Assuming 100% participation, ~30MM shares would be returned to the pool • ~17MM options would be re-issued at the new price • Net 12.9MM shares would be recaptured, thereby reducing issued stock overhang by 1.6% from 9.9% to 8.3% • Upon completion, 5MM shares from the Solectron plan would be cancelled to further reduce overhang
7	Vesting	To maximize the retention value of the exchange program, vesting of newly issued shares will be re-set to a minimum of 2 years
8	Contractual Term	New awards will have a contractual term of 7 years (not more than outstanding shares)

FLEXTRONICS | Design. Build. Ship. Service.

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Rationale EMS industry has been significantly impacted by worldwide economic downturn As a result, 100% of outstanding options granted prior to December 2008 are under water Underwater options are a "sunk" cost with no corresponding benefit or value Flextronics has implemented aggressive cost reduction initiatives across the globe Substantial headcount reductions Frozen salaries Reduced benefits Despite reduced incentives, it is critical for Flextronics to retain and motivate its top talent to successfully implement our corporate strategies Option exchange program provides benefits for both shareholders and employees Reduce overhang Minimize compensation expense Motivate employees

Proposed program would be compliant with U.S. ISS guidelines RiskMetrics (ISS) Criteria Flextronics Proposed Design Members of the Board of Directors and Named Executive Officers excluded Meets Criteria Exchange ratios return no more value in new awards compared to those that are tendered (per ISS methodology) Meets Criteria Contractual term of new options (assuming an option for option exchange) is not longer than term of original options Meets Criteria New award vesting is reset such that no awards are fully-vested on the date of grant Meets Criteria Rationale for exchange program is clearly defined (general market downturn is not sufficient rationale) Outlined in Proxy Statement No options are eligible to be exchanged that are below the company's 52-week high stock price as of the time the offer is made to employees Meets Criteria Although program does not meet 5% dilution (issued overhang) threshold for Singapore-based companies, the cost of re-issuing surrendered options returned to the active plan does not exceed industry limits for U.S-based companies (Shareholder Value Transfer "SVT" calculation) Modeling Estimate Meets Criteria for U.S.-Based Companies Program Design vs. RiskMetrics (ISS) Criteria

Program is Value Neutral - additional information regarding exchange ratios As a result of this information, Glass Lewis has revised their earlier position and now recommends voting "FOR" the plan Option Exchange Replaces the Annual Focal Grant for Eligible Employees in the Option Exchange Program Historically we grant ~12-13 million options, which results in ~$27 compensation expense at today's fair value (1.5% issued overhang impact) In addition to 1.6% issued overhang reduction created by the approval of the program (assuming all shares tendered) We do not believe the RiskMetrics analysis adequately addresses the reduction in option overhang that will occur if shareholders approve our program We have complied with their criteria for US based companies Our investor base is predominantly US-based We will be canceling up to 5 million shares under the Solectron plan if the program is approved Option Exchange Program Update (filed 6/30/09 w/SEC)

Appendix

Equity Overhang Impact Flextronics' overhang, both issued and total, upon completion of the option exchange will be below the 50th percentile of its identified peer companies Definition Issued Equity Overhang (Basic) Total options and restricted stock outstanding divided by total common shares issued and outstanding Total Equity Overhang (Basic) Total options and restricted stock outstanding plus shares available to grant divided by total common shares issued and outstanding * *Peer group: Advanced Micro Devices, Agilent Technologies, Anixter International, Applied Materials, Arrow Electronics, Avnet, Inc., Celestica, Cisco Systems, Dell, Emerson Electric, Hewlett-Packard, Honeywell International, Ingram Micro, Intel, Jabil Circuit, Micron Technology, Motorola, Seagate Technology, Sun Microsystems, Tech Data, Tyco International, United Technologies, Western Digital, Xerox

Comparison of Flextronics Program Versus Other Large Technology Companies That Have Been Approved Design Flextronics eBay Google Intel Motorola Meeting Date July 13, 2009 (EGM) April 29, 2009 N/A May 20, 2009 May 4, 2009 Approved by Shareholders TBD Yes N/A Yes Yes Type of Program Options for Options Options for RSUs Options for Options Options for Options Options for Options, except in certain non-US countries Participation Exclusion of Executive Officers and Board Exclusion of Named Executive Officers and Board Exclusion of CEO, two Founders and Board Exclusion of listed Executive Officers and Board Exclusion of Executive Officers, members of the Senior Leadership Team and Board Price Floor $10.00 52-Week High 52-Week High Price below 52-Week High 52-Week High 52-Week High Value-Neutral Yes 90% of FMV No Yes Yes Exchange Ratios 2 ratios 1) 1.6:1 and 2) 2.5:1 9 ratios ranging from 12:1 to 35:1 with most options being exchanged at 15:1 1:1 exchange program 11 ratios ranging from 1.7:1 to 99.6:1 with most options exchanged at a 1.9:1 ratio 4 ratios ranging from 2:1 to 77:1 with most options exchanged at a 3.5:1 ratio Shares Returned to Pool 12.9MM returned to the pool/ 5MM cancelled out of SLR plan No Not Applicable (1:1 exchange) No Yes Vesting Reset of vesting to a minimum of 2 year vest Additional 12 months vesting from what original option grants were Additional 12 months vesting from what original option grants were Complete reset to 4 year annual vest Reset of vesting to a 2 year annual vest Contractual Term 7 years Full contractual term of 10 years Same expiration date as original options Full contractual term of 7 years Reduced term of 5 years

Comparison of Flextronics Program Versus Other Large Technology Companies That Have Been Approved

Design	Flextronics	AMD	Fairchild Semi	NetApp	Starbucks
Meeting Date	July 13, 2009 (EGM)	May 7, 2009	May 6, 2009	April 21, 2009 (EGM)	March 18, 2009
Approved by Shareholders	TBD	Yes	Yes	Yes	Yes
Type of Program	Options for Options	Options for Options	Options for RSUs	Options for RSUs	Options for Options
Participation	Exclusion of Executive Officers and Board	Exclusion of CEO, NEOs and Board	Exclusion of CEO, NEOs and Board	Exclusion of 16(b) Officers and Board	Exclusion of CEO, broader Officer group and Board
Price Floor	$10.00 52-Week High	52-Week High	52-Week High	Below 52-Week High	52-Week High
Value-Neutral	Yes	Yes	Yes	Yes	Yes
Exchange Ratios	2 ratios 1) 1.6:1 and 2) 2.5:1	3.5:1	5 ratios ranging from 12.5:1 to 43:1 with most options being exchanged at a 12.5:1 ratio	5 ratios ranging from 5:1 to 25:1 with most options being exchanged at a 5:1 ratio	4 ratios ranging from 4:1 to 15.5:1
Shares Returned to Pool	12.9MM returned to the pool/ 5MM cancelled out of SLR plan	No	No	Maximum # of shares returned to the pool of 3.5 million	Yes
Vesting	Reset of vesting to a minimum of 2 year vest	1 year vest if options were fully vested, otherwise 2 year annual vest	Reset of vesting to 4 year annual vest	Fully vested shares will vest over 2 years and partially or unvested shares will vest over 4 years	Reset of vesting to a minimum of 2 year annual vest
Contractual Term	7 years	Same expiration date as original options	Full contractual term of 10 years	Full contractual term of 7 years	Reduced term of 7 years

FLEXTRONICS | Design. Build. Ship. Service.

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Thank you for your consideration Option Exchange Program